Kayne Anderson Energy Development Company Increases Quarterly Dividend to 41 Cents per Share

HOUSTON, TX -- 12/21/2007 -- (NYSE: KED) On December 20, 2007 Kayne Anderson Energy Development Company (the "Company") declared its quarterly dividend of $0.41 per share for the period September 1, 2007 to November 30, 2007.

This dividend of $0.41 per share represents an increase of 1.2% from the prior quarter's dividend. It is anticipated that approximately 5% to 15% of this dividend will be from capital gains and approximately 25% to 35% will be a return of capital. The final determination of such amounts will be made in early 2008 when the Company can determine its earnings and profits. The final tax status of the dividend may differ substantially from this preliminary information.

The dividend will be payable on January 17, 2008 to shareholders of record on December 31, 2007, with an ex-dividend date of December 27, 2007.

The Company is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; energy industry risk; commodity pricing risk; leverage risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

Contacts:

KA Fund Advisors, LLC
http://www.kaynefunds.com
David Shladovsky
800-231-7414

or

Kayne Anderson Energy Development Company
(888) 533-1232